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                                                                    Exhibit 3(f)

        Section 1.10  NOTICE OF STOCKHOLDER NOMINATIONS AT SPECIAL MEETINGS.

        (A) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.10(A) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.10(A). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice, which shall set forth the information required by Article Fifth, Section 3 of the Corporation's Certificate of Incorporation, shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

        (B) GENERAL. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible to be elected at a special meeting of stockholders of the Corporation to serve as directors. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 1.10 and (b) if any proposed nomination was not made in compliance with this Section 1.10, to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of
Section 1.9 and this Section 1.10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

               (2) For purposes of this Section 1.10, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


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               (3) Notwithstanding the foregoing provisions of this Section
1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10.

               (4) Nothing in Section 1.9 or this Section 1.10 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of preferred stock of the Corporation to elect directors pursuant to any applicable provisions of the Company's Certificate of Incorporation.